Exhibit 23.3

Chang Lee LLP
Chartered Accountants

505 - 815 Hornby Street Vancouver, B.C, V6Z 2E6 Tel: 604-687-3783 Fax: 604-688-3373 E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated February 9, 2007, with respect to the balance sheet of Global Energy Inc. as at December 31, 2006 and 2005 and the related statements of stockholders’ equity, operations and cash flows for the years then ended, included in the Registration Statement on Form S-1 and related Prospectus of Global Energy Inc. dated January 5, 2009.

In addition, we consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Vancouver, Canada
January 5, 2009	Chartered Accountants